Exhibit 99.1

Renee Sabel
(210) 220-5416

FOR IMMEDIATE RELEASE                                July 31, 2014

CULLEN/FROST BANKERS BOARD NAMES
FORMER WESTERN NATIONAL BANK CEO JACK WOOD A DIRECTOR

SAN ANTONIO-Jack Wood, former president and chief executive officer of Western National Bank (WNB), has been elected to the Cullen/Frost Bankers, Inc. Board of Directors. Cullen/Frost recently acquired WNB’s parent company, WNB Bancshares, Inc. and converted all WNB branches in Midland and Odessa to Frost.

Jack Wood, his brother Don and their father Clay acquired a controlling interest in WNB in 1985. Together they oversaw the growth of the bank from approximately $40 million in assets to $1.8 billion in assets when the merger with Cullen/Frost was completed. Under Wood’s leadership, WNB was one of the top performing banks in the country in its peer group. Wood directed both credit and operations of the bank.

“We have known the Wood family well for many years and are delighted that Jack Wood is joining the Cullen/Frost board,” said Dick Evans, CEO of Cullen/Frost. “He brings outstanding leadership and entrepreneurial skills, along with expertise in the energy and retail sectors. We are very pleased to welcome Jack as a new director.”

Wood is also co-owner and director of Permian Enterprise, Inc., a family-owned, pipe coating business. In addition, Wood served as a partner in Southwest Convenience Stories, LLC, which owned 172 7-Eleven stores throughout the Permian Basin until it was sold to Alon USA in 2001.

An Odessa native, Wood is a 1977 graduate of Texas Tech University, with a bachelor’s degree in business management.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $26.5 billion in assets at June 30, 2014. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

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